UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

May 15, 2008

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

Jamba, Inc. (the “Company”) has embarked on an aggressive plan to invest in infrastructure and increase brand presence in order to build the foundation for accelerated growth over the coming years. In fiscal 2008, the Company has encountered a challenging economic environment that has adversely affected customer traffic, particularly in California, continuing cost pressures from increases in minimum wage, commodities, and other operating expenses, and lower than forecasted sales volumes of certain new Company stores. In response to those conditions, on May 13, 2008, the Company made the determination to reduce the Company’s workforce and close certain underperforming Company stores. These actions were part of an overall effort to reduce operating costs in light of the Company’s decision to moderate new Company store growth in fiscal 2008 and increase its operational efficiency. The Company believes these efforts are critical components to the future success of the Company.

Approximately 53 employees will be affected as a result of the workforce reduction. On May 15, 2008, the Company notified the affected employees. The employees affected by this workforce reduction represent approximately 19% of the employees located at the Company’s support center in Emeryville, California and field employees responsible for operational supervision, recruiting, training, local marketing, and real estate matters. The Company currently estimates that, in connection with the workforce reduction, it will incur a pre-tax restructuring charge in fiscal second quarter of approximately $750,000, almost all of which is related to severance costs estimated to be incurred in connection with the reduction in workforce. Substantially all of the restructuring charge will result in future cash expenditures, which the Company believes will all occur in fiscal 2008. Although the Company believes that its estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

In addition, the Company plans to close 10 underperforming Company stores during this fiscal year and terminate 7 signed leases for un-built stores. The decision to take this action resulted from a thorough assessment and analysis of the trade area and market conditions for these stores or locations.

At this time, the Company is unable in good faith to make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to the charges related to the lease terminations and closings of these 10 stores and lease terminations of 7 signed leases for un-built stores. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Report under Item 2.05 within four business days after the Company’s determination of such estimate or range of estimates. Once determined, the Company expects to record the majority of these costs during fiscal 2008 as the affected stores are closed and leases are terminated.

In addition, the Company plans to further slow capital spending and the rate of new store openings and has therefore determined to further moderate new Company store growth in fiscal 2008 to 35-40 stores.

Item 7.01.	Regulation FD Disclosure.

On May 15, 2008, the Company announced via press release the above described workforce reduction plan and the decision to close underperforming Company stores, among other things.

The Company hereby incorporates by reference into this Item 7.01 the information set forth in such press release, a copy of which is furnished as Exhibit 99.1 to this Current Report. Pursuant to the rules and regulations of the SEC, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

This Current Report on Form 8-K includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this report. These risks and uncertainties include, among other things, uncertainties regarding the timing of implementing the workforce reductions, store closures, lease terminations, and the amount of the related charges, as well as the factors disclosed in the Company’s May 15, 2008 press release and the factors detailed in the Company’s Securities and Exchange Commission filings. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this report are only made as of the date of this report, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated May 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: May 15, 2008	By:	/s/ Donald D. Breen
Name: Donald D. Breen
Title: Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 15, 2008.